                                            Confidential portions of this
                                            document have been omitted and filed
                                            separately with the Securities and
                                            Exchange Commission


               MASTER AGREEMENT FOR NATIONAL FULFILLMENT SERVICES


                  This MASTER AGREEMENT (the "Agreement") is made effective as of October 25, 1996, by and between Audio Book Club, Inc., a Florida corporation ("Client") located at 2295 Corporate Blvd., N.W., Suite 222, Boca Raton, FL 33431, and National Fulfillment Services, Inc., 8 Pennsylvania corporation ("NFS") located at 100 Pine Avenue, Holmes, PA 19043.

                  Client hereby requests that NFS provide the marketing services described herein (the "Services") and, upon acceptance by NFS by execution by its authorized representative in the space provided below, this Agreement shall become a binding Agreement between NFS and Client, pursuant to which NFS agrees to provide the Services to Client upon the Terms and Conditions stated in this Agreement.

ACCEPTED AND AGREED TO:

Client:                      Audio Book Club. Inc.

Address:                     2295 Corporate Blvd N.W.

                             Suite 222

                             Boca Raton, FL 33431

Phone:                       (561) 241-1426

Fax:                         (561) 241-9887

Contact Person:              Mike Herrick

Direct Phone:                ( )

By:/s/ Michael Herrick                                    Michael Herrick
   ----------------------                            --------------------------
         (Authorized Signature)                             (Typed Name)

Title: Vice Chairman

Accepted by NFS this 30th day of October, 1996.

By:/s/ Eugene Krueger                                       Eugene Krueger
   -----------------------                           --------------------------
    (Authorized Signature)                                    (Typed Name)

Title: President






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         1.  Commencement of Services.     Services shall commence as follows:

             SERVICE                                EFFECTIVE DATE

             Book Club Fulfillment                  October 25, 1996

         2. Duration and Termination of Service. Service hereunder shall continue until October 31, 1998 or until terminated by Client or NFS on written notice specifying as a termination date the end of the second (or any subsequent) calendar month following the calendar month in which such notice shall have been served.

         3. Conversion Fee. NFS agrees and acknowledges that any conversion fee due NFS will be billed to and paid by RR Donnelley & Sons Company in connection with RR Donnelley & Sons Company agreement to pay such conversion fee for Client and NFS will not look to Client for amount of such fee and if such fee is not paid, this Agreement will nevertheless continue in full force and effect.

         4. Non-Divulgence. All information that NFS acquires from Client with respect to the Services shall be considered confidential and proprietary information of Client. NFS agrees not to use such information except for the purpose of performing the Services and agrees not to disclose such information to others, except to those NFS employees and agents who reasonably require such information in the performance of the Services. NFS will use reasonable care in safeguarding such information and shall, upon written request of Client, return such information to Client upon the termination of this Agreement. Notwithstanding the other provisions of this paragraph, NFS shall not be prevented from disclosing such information (i) which, at the time of disclosure, was in the public domain, (ii) which was lawfully disclosed to NFS on a non-confidential basis by a third party who is not bound by a confidentiality agreement with Client, (iii) which is disclosed with Client's prior Written approval or (iv) in response to valid legal process, whether issued by a court or administrative or regulatory body. Notwithstanding any other provisions of this Agreement to the contrary, NFS shall maintain absolutely confidential all customer names and customer lists of the Client and shall not disclose such information to others. NFS acknowledges that a breach of this provision will cause Client substantial and irreparable damages and therefore NFS agrees that the Client will be entitled to injunctive relief for such breach or threatened breach in addition to all other remedies that the Client may otherwise be entitled.

         5. Banking Facilities. If necessary for the provision of Services, Client shall establish a bank account in Pennsylvania, into which NFS shall deposit funds received for the account of Client. If Client so desires to establish a bank account outside of Pennsylvania, then NFS shall send, each day, by Federal Express, all checks, money orders or other funds received by NFS that day, together with a deposit slip, to such bank using Client's Federal Express account number, and shall send by facsimile to Client a copy of such deposit slip on a daily basis.


                                       -2-


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         6. Property Rights of Client, Etc.:

                  (a) Ownership of Client's Property. Magnetic tapes containing names on Client's proprietary lists, including, but not limited to, all member names and subscription information microfilmed and other records, promotional letters and messages, stationery, Client's credit billing forms and other special material furnished to NFS by Client or purchased from NFS by Client are deemed to be the property of Client

                  (b) Return of Client's Property. Upon termination of the Services or any portion thereof, NFS, upon receipt of a written request from Client, will promptly return to Client any portion of its property (then in NFS's possession or under its control and not required for the efficient completion of Services) specified in such request. The remainder of Client's property shall be returned to Client promptly following completion of Services

                  (c) Completion of Services. Following the return of any property as provided in paragraph 6(b), NFS shall complete the performance of all Services required hereunder.

                  (d) Extra Magnetic Tapes. NFS, at least once every three months or on written notice from Client, will furnish one complete set of magnetic tapes containing the names on Client's proprietary lists, such set to be in addition to those required by NFS in providing Services

         7. Tape Format. Promptly following notice served by Client or on delivery of any tapes furnished pursuant to paragraph 6(d) of this Agreement, NFS will deliver to Client a tape format which will enable Client to interpret the magnetic tapes (mentioned in paragraph 6(a) of this Agreement) in converting to another fulfillment system.

         8. Responsibility for Errors. In the event of errors, inaccuracies or omissions by NFS or its employees, NFS shall immediately attempt, in good faith, at its sole expense to correct the error, inaccuracy or omission. The above is not in limitation of any of the Client's other rights and remedies which may exist for a breach by NFS of this Agreement.

         9. Non-Performance. If NFS shall fail in any material respect for any reason to furnish any Service or deliver any material required under this Agreement, NFS agrees either to re-perform such Service or to refund to the Client any amounts paid for such Service or material (or to credit such amounts against future invoices). The above is not in limitation of any of the Client's other rights and remedies which may exist for a breach by NFS of this Agreement.



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         10. Assignability.

                  Client reserves the right to assign, transfer, set over or sell its rights in and to this Agreement to an affiliate of Client; a successor to all or substantially all of the business of Client; or an entity with which Client is merged or consolidated, and upon the assumption of this Agreement by the assignee, the assignee shall be solely responsible for all obligations of Client hereunder.

         11. Notice. Deposit of any notice required hereunder in the United States mails addressed, by certified mail, return receipt requested, or by overnight delivery service to the Client at:

                  2295 Corporate Boulevard, N.W.
                  Suite 222
                  P.O. Box 5010
                  Boca Raton FL 33431-0810
                  Attn: Michael Herrick, Vice Chairman

         or to NFS at:

                 __________________________________________
                 __________________________________________
                 __________________________________________
                 __________________________________________
                 Attn:_____________________________________


         or personal delivery shall constitute serving notice.

         12. Due Authorization. The parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers.

         13. Invalid Portions. If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that the remaining portions shall remain in full force and effect.

         14. Receive Mail. NFS will receive and promptly process all incoming transactions, including' but not limited to, payments, orders, enrollments, customer service inquiries, and correspondence via mail, facsimile, telephone and electronic means. All orders, payments, enrollments, and customer service inquiries will be processed and entered into the system. The following service level standard will apply:

             Mail                          80% in one day, 100% in two days.
             Electronic Mail               100% in one day.
             Fax Orders                    80% in one day, 100% in two days.
             Balance                       100% in three days.

         Billing and Statementing:
         -------------------------

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         Invoices sent to RRD           24 hours
         Lettershop                     24 hours

     All Records Sent to Lettershop     Within 24 hours
     ------------------------------

     Return Processing:                 100% within 24 hours of receipt from RRD
     -----------------

     Payment Processing:                90% within 24 hours of receipt
     -------------------                100% within 48 hours of receipt.

NFS will take telephone, mail and electronic inquiries from prospects daily and will mail Client information packages to these prospects at least two (2) times per week.

         15. Daily Deposits. For each date that is not a legal bank holiday, NFS will make deposits of cash, checks and money orders received in Client's name to an account maintained by Client at a bank chosen by Client in Pennsylvania (the "Bank"). The Client, at its option, may choose a bank outside of Pennsylvania (also defined as a "Bank"), and if the Client so chooses such Bank, then NFS will send by Federal Express each day all funds received on such day, together with a deposit slip to such Bank using Client's Federal Express account number and will send by facsimile to Client a copy of such deposit slip. Furthermore, NFS will provide a daily deposit report to Client each day that is not a legal bank holiday.

         16. Maintain Records. NFS will maintain on magnetic media an itemized record of each customer's account and all its transactions.

         17. Accounts Receivable. NFS will maintain a customer accounts receivable system using Client's credit rules, which may be revised or supplemented as needed by NFS. Changes to credit rules will be made by NFS within forty-eight (48) hours of Client's written notice.

         18. Customer Service. NFS recognizes that Client is committed to a high level of customer service and satisfaction. NFS will take reasonable appropriate actions to satisfy customers' inquiries and/or complaints and to provide service to Customer in accordance with Client written policies. The following service standard levels will apply.

            Average Speed of Answer               85% within 20 seconds
            Abandonment Rate                      Less than 5%
            White Mail                            100% in three days
            Electronic                            100% in 24 hours

         19. Management Reports. NFS will supply, through printed and/or electronic means, a standard report package, including, but not limited to, all reports included in the package entitled "Audio Book Club Standard Report Package", to be provided by NFS and attached to this Agreement hereto In addition, NFS will apprise Client of any new reports as they become available and will make them part of Client's standard report package if Client desires to have them. Client will receive each report daily, weekly or monthly as noted in the Audio Book Club Standard Report Package".

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         20. Duplicates of Magnetic Tapes. NFS will store a complete master file of Program Customer names and addresses (grandfather tapes) in Client's Florida location as noted in paragraph 11 of this Agreement, sent to the attention of Michael Herrick, Vice Chairman.

         21. Fulfillment Terms.

             Monthly Per Member Charge for Active Members          $/Mmbr/Mo
             --------------------------------------------          ---------

                    Under 7,500                                            **
                    7,500 and over
                    10,000 and over
                    15,000 and over
                    25,000 and over
                    35,000 and over
                    50,000 and over
                    75,000 and over
                    100,000 and over
                    150,000 and over
                    200,000 and over
                    250,000 end over
                    300,000 and over
                    400,000 and over

             ** Minimum Monthly Charge. . . . . . .              $

             Monthly Per Member Charge for Canceled Members           $

Monthly per Member Charge for Active Members includes, but is not limited to all member related activity excluding product distribution and Lettershop services. A member is considered canceled if his status is 'canceled' and the account is not in collection. In other words, if no further processing is to be done on the
account. The $    is, in essence, a storage fee.

            Stuffing/Inserting                               $      per M

            Special Clerical (Client requested)              $   per hour

            Programming Services                             $   per hour



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


     Mailing List Output

       A. Cheshire Labels                          $     per M
                                                   $      Minimum Charge

       B. Magnetic Tape: Same as A above plus      $      per Tape (refundable)

       C. Pressure Sensitive Labels                $     per M
                                                   $       Minimum Charge

     Disk Creation/BBS Services                    $   per File Run

  All Payment Terms Due Net 30 Days.

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